EXHIBIT 99.1

Rockwell Medical Reports Third Quarter 2011 Results

Conference Call at 8:30am ET to Discuss Results

WIXOM, Mich., Nov. 3, 2011 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency and secondary hyperparathyroidism, today announced results for the third quarter ended September 30, 2011.

Third Quarter Financial Highlights

  Sales were $12.0 million; $2.7 million less than third quarter 2010 due primarily due to lower international sales.
  Sales increased 1.5% sequentially over the second quarter of 2011.
  Gross profit was $1.4 million; $1.0 million less than third quarter of 2010 due to lower sales volumes and inflationary cost increases.
  SG&A decreased 6.6% from the third quarter of 2010 due to lower non-cash charges for equity compensation.
  R&D expense increased to $4.2 million, compared to $0.7 million in third quarter of 2010.
  Net loss was ($5.0) million, compared to a net loss of ($0.7) million in third quarter of 2010.

First Nine Months 2011 Financial Highlights

  Sales were $37.1 million; $8.2 million less than first nine months of 2010 primarily due to lower international sales.
  Completed a multi-year supply agreement with our largest domestic customer through 2013.
  Gross profit was $4.1 million; $3.4 million less than first nine months of 2010 due to lower sales volumes and higher material and fuel costs.
  SG&A remained relatively unchanged from the first nine months of 2010.
  R&D expense increased significantly to $9.9 million, compared to $1.7 million in the first nine months of 2010, due to the start of our two Phase III efficacy studies for SFP.
  Net loss was ($12.5) million, compared to a net loss of ($1.0) million in first nine months of 2010.
  Cash and short term investments aggregated $20.2 million at September 30, 2011.

Drug Development Highlights

  Two Phase III CRUISE efficacy studies enrolling patients.
  PRIME study to capture ESA-sparing data enrolling patients.
  Hired Annamaria Kausz, M.D. as Vice President of Drug Development & Medical Affairs.
  Manufacturer chosen to produce Calcitriol (Active Vitamin-D) injection.

Mr. Robert L. Chioini, Chairman and CEO stated, "We continue to place focus on enrolling patients into both of our CRUISE studies as well as our PRIME study. Our hire of Dr. Kausz strengthens our team considerably and gives us further confidence of achieving success in attaining FDA market approval for SFP. We have also chosen a manufacturer to supply our newly acquired Calcitriol vitamin D product; we estimate entering that commercial market in the back-half of 2012. Mr. Chioini further stated, "Our third quarter operating performance was in line with our projections. Gross profit margins were up 2.4 points sequentially over second quarter 2011."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2011 third quarter results on Thursday, November 3, 2011 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. The Company is currently developing unique, proprietary renal drugs to treat anemia and secondary hyperparathyroidism.  Rockwell's lead drug candidate for iron therapy treatment is called SFP.  SFP delivers iron in a non-invasive, physiologic manner to dialysis patients via dialysate during their regular dialysis treatment.  SFP is currently in ongoing Phase III clinical trials (CRUISE-1 and CRUISE-2) and addresses a $600M U.S. market.  Rockwell's Calcitriol (Active Vitamin D) injection for treating secondary hyperparathyroidism is expected to be available commercially in the back-half of 2012, addressing a $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell's operating business is designed as a ready-made sales and distribution channel for seamless integration into the commercial markets for its drug products, Calcitriol in 2012 and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three and nine months ended September 30, 2011 and September 30, 2010

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	Sept. 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept. 30, 2010
Sales	$11,976,329	$14,745,414	$37,069,423	$45,232,078
Cost of Sales	10,600,144	12,345,221	32,970,644	37,746,691
Gross Profit	1,376,185	2,400,193	4,098,779	7,485,387
Selling, General and Administrative	2,271,350	2,431,367	6,890,500	6,847,606
Research and Product Development	4,221,118	727,978	9,937,476	1,686,666
Operating Income (Loss)	(5,116,283)	(759,152)	(12,729,197)	(1,048,885)
Interest and Dividend Income	77,107	17,257	240,617	37,641
Interest Expense	408	1,462	1,513	8,876
Income (Loss) Before Income Taxes	(5,039,584)	(743,357)	(12,490,093)	(1,020,120)
Income Tax Expense	1,958	--	1,958	--
Net Income (Loss)	$(5,041,542)	$(743,357)	$(12,492,051)	$(1,020,120)

Basic Earnings (Loss) per Share	($.28)	($.04)	($.71)	($.06)

Diluted Earnings (Loss) per Share	($.28)	($.04)	($.71)	($.06)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of September 30, 2011 and December 31, 2010

	September 30, 2011	December 31,
ASSETS	(unaudited)	2010

Cash and Cash Equivalents	$8,421,915	$12,263,449
Investments Available for Sale	11,813,813	11,938,098
Accounts Receivable, net of a reserve of $27,000 in 2011 and $23,000 in 2010	4,258,403	4,507,296
Inventory	2,234,685	2,936,878
Other Current Assets	1,373,083	1,020,647
Total Current Assets	28,101,899	32,666,368

Property and Equipment, net	2,458,987	3,049,513
Intangible Assets	839,676	166,657
Goodwill	920,745	920,745
Other Non-current Assets	2,269,158	163,624
Total Assets	$34,590,465	$36,966,907

LIABILITIES AND SHAREHOLDERS' EQUITY

Capitalized Lease Obligations	$8,662	$18,215
Accounts Payable	3,609,235	3,659,507
Accrued Liabilities	5,892,021	2,577,022
Customer Deposits	114,778	165,476
Total Current Liabilities	9,624,696	6,420,220

Capitalized Lease Obligations	3,078	8,750

Shareholders' Equity:
Common Shares, no par value, 18,502,901 and 17,513,608 shares issued and outstanding	65,290,668	57,017,236
Common Share Purchase Warrants, 2,707,440 and 3,338,569 warrants issued and outstanding	7,067,924	8,275,509
Accumulated Deficit	(47,033,236)	(34,541,185)
Accumulated Other Comprehensive Loss	(362,665)	(213,623)
Total Shareholders' Equity	24,962,691	30,537,937

Total Liabilities And Shareholders' Equity	$34,590,465	$36,966,907

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2011 and September 30, 2010

(Unaudited)

	2011	2010

Cash Flows From Operating Activities:
Net (Loss)	$(12,492,051)	$(1,020,120)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	928,208	1,047,077
Loss on Disposal of Assets	27,572	16,822
Share Based Compensation – Non-employee Warrants	105,274	588,201
Share Based Compensation – Employees	3,024,647	2,392,688

Changes in Assets and Liabilities:

Decrease (Increase) in Accounts Receivable	248,893	(1,143,912)
Decrease in Inventory	702,193	553,708
(Increase) in Other Assets	(2,457,970)	(514,244)
Decrease in Accounts Payable	(50,272)	(545,538)
Increase (Decrease) in Other Liabilities	2,714,301	(102,062)
Changes in Assets and Liabilities	1,157,145	(1,752,048)

Cash Provided By (Used) In Operating Activities	(7,249,205)	1,272,620

Cash Flows From Investing Activities:
Purchase of Equipment	(344,250)	(682,295)
Proceeds on Sale of Assets	--	800
Purchase of Intangible Assets	(144,023)	--
Purchase of Investments Available for Sale	(24,757)	--
Cash Used In Investing Activities	(513,030)	(681,495)

Cash Flows From Financing Activities:
Issuance of Common Shares and Exercise of Purchase Warrants	3,935,926	54,948
Payments on Notes Payable	(15,225)	(27,040)
Cash Provided By (Used) In Financing Activities	3,920,701	27,908

Increase (Decrease) In Cash and Cash Equivalents	(3,841,534)	619,033
Cash and Cash Equivalents at Beginning of Period	12,263,449	23,038,095
Cash and Cash Equivalents at End of Period	$8,421,915	$23,657,128
CONTACT: Michael Rice
         Investor Relations
         201-408-4923 / 917-282-3242